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                                                                    Exhibit 3.10





                  AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET
                                COLLECTIVE TRUST

                   THIRD AMENDED AND RESTATED FUND DECLARATION

                            INTERNATIONAL EQUITY FUND


                  Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as of the date hereof, which authorizes State Street Bank and Trust Company as trustee ("State Street" or the "Trustee") of the American Bar Association Members/State Street Collective Trust (the "Collective Trust") to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of May 31, 2000 State Street hereby amends and restates the Fund Declaration dated January 1, 1999 of the International Equity Fund, an investment fund established under the Collective Trust (the "Fund"). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

                  1. Investment Objective. The primary investment objective of
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the Fund is to achieve long-term growth of capital through investment primarily in common stocks of established non-U.S. companies. The Fund will seek to achieve, growth of capital through capital appreciation, dividend income and currency gains. The Fund will seek to achieve, over an extended period time, total returns comparable to or superior to broad measures of the international (non-U.S.) stock market.

                  2. Investment Guidelines and Restrictions. The assets of the
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Fund will be invested and reinvested primarily in common stocks issued by established non-U.S. companies that are believed to have the potential for growth of capital, provided that the Trustee may invest a portion of the assets of the Fund in other equity-related securities, such as convertible securities, preferred stock and warrants of such foreign companies, and may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust. The Trustee may also invest in non-equity securities, including foreign corporate and governmental debt securities (when considered consistent with the investment objective of the Fund). Under exceptional economic or market conditions abroad, the Trustee may temporarily invest all or a major portion of the assets of the Fund in obligations issued or guaranteed by the United States

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government or debt obligations of U.S. companies. The Trustee shall not invest more than 35% of the assets of the Fund in non-equity securities, except under the circumstances enumerated in Section 3.03(c) of the Declaration of Trust. Within this limitation, the Fund may maintain a small cash reserve, which may be invested only in short-term Investment Products (as defined in the Stable Asset Return Amended Fund Declaration). The securities of non-U.S. companies may be held by the Fund directly or indirectly through American Depository Receipts or European Depository Receipts.

                  It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABRA, may in the future review such investment policy.

                  The Fund will not:

                  (a) trade in foreign currency (except transactions incidental to the settlement of purchases or sales of securities for the Fund);

                  (b) make an investment in order to exercise control or management over a company;

                  (c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

                  (d) trade in commodities or commodity contracts, except futures contracts (including options on futures contracts) with respect to securities and securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

                  (e)      write uncovered options;

                  (f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges or reported on Nasdaq National Market if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

                  (g)      invest in oil, gas or mineral leases;
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                  (h)      purchase any security on margin or borrow money,
                           except for short-term credit necessary for clearance of securities transactions; or

                  (i) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities.

                  3. Initial Value of Units of the Fund. The initial value of
                     ----------------------------------
Units of the Fund was $15.00 on September 5, 1995.

                  4. Restrictions on Withdrawals and Transfers. There are no
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restrictions on withdrawal and transfer. A Participating Trust may request withdrawal of any number of Units of the Fund on any Business Day.

                  5. Trustee, Management and Administrative Fees. For services
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rendered as trustee of the Fund, the Trustee will be entitled to receive compensation in the amount and at the times set forth in Schedule A attached hereto.

                  6. Investment Advisor and Initial Investment in Registered
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Investment Companies. The Trustee has determined that until a minimum level of
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assets have been allocated to the Fund, at inception, the assets of the Fund will be invested in one or more registered investment companies. It is anticipated that, after a minimum level of assets have been allocated to the Fund, the Fund may be partly or entirely managed as a separate collective trust portfolio by the Trustee.

                  The Trustee will monitor the performance of the registered investment companies in light of the Fund's investment objective to determine whether the continued investment by the Fund in such registered investment companies is appropriate. If the Trustee concludes that the investment objectives or performance of such registered investment companies are no longer consistent with those of the Fund, the Trustee may transfer a portion of or all the assets of the Fund that are invested in such registered investment companies to other registered investment companies or collective funds managed by the Trustee that, in light of the investment objectives of the Fund, the Trustee deems to be more appropriate.

                  The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types,
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categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

                  7. Conflicts. In the event of a conflict between the terms of
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this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

                  IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has caused its name to be signed to this Amended and Restated Fund Declaration for the International Equity Fund by its proper officer as of May 31, 2000.



ATTEST:                                     STATE STREET BANK AND TRUST
                                              COMPANY


By:                                         By:
    ----------------------------                ----------------------------
    Name:                                       Name:
    Title:                                      Title:
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                                       5

                            INTERNATIONAL EQUITY FUND

                   THIRD AMENDED AND RESTATED FUND DECLARATION

                                   SCHEDULE A



          For services rendered to the International Equity Fund, State Street shall be entitled to receive with respect to the assets of the Fund a Trustee, Management and Administrative fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by the Trustee (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund in any other collective investment fund maintained by the Trustee:


         Aggregate Value of Assets in Aggressive
         Equity, Balanced, Growth Equity, Index Equity,
         Intermediate Bond, International Equity,
         Stable Asset Return and Value Equity Funds                       Rate
         ----------------------------------------------                   ----

         First $1.0 billion                                               .15 %
         Next  $1.8 billion                                               .058
         Over  $2.8 billion                                               .025
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                                  SCHEDULE B

                           INTERNATIONAL EQUITY FUND

                  THIRD AMENDED AND RESTATED FUND DECLARATION

The Trustee has entered into an Investment Advisor Agreement for a portion of the assets of the Fund with DRESDNER RCM GLOBAL INVESTORS LLC, and such Investment Advisor is entitled to payment of compensation as specified therein.

The Trustee expects to select and enter into an Investment Advisor Agreement for a portion of the assets the Fund with ROWE-PRICE FLEMING INTERNATIONAL, INC., and the Investment Advisor will be entitled to payment of compensation as specified therein.